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                                                                  EXHIBIT 10.2



                             DISTRIBUTION AGREEMENT
                                     between
                                   Aetna Inc.
                                       and
                           Aetna U.S. Healthcare Inc.


                          DATED AS OF DECEMBER 13, 2000


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                                TABLE OF CONTENTS

                                                                                             PAGE

                              ARTICLE 1DEFINITIONS

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SECTION 1.01.  DEFINITIONS......................................................................2

                                    ARTICLE 2
                  CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES


SECTION 2.01.  CONTRIBUTION OF CONTRIBUTED SUBSIDIARIES........................................16
SECTION 2.02.  TRANSFERS OF CERTAIN ASSETS TO SPINCO GROUP.....................................16
SECTION 2.03.  TRANSFERS OF CERTAIN ASSETS TO AETNA GROUP......................................16
SECTION 2.04.  ASSUMPTION OF CERTAIN LIABILITIES...............................................16
SECTION 2.05.  AGREEMENT RELATING TO CONSENTS NECESSARY TO TRANSFER ASSETS.....................17

                                    ARTICLE 3
                                THE DISTRIBUTION


SECTION 3.01.  COOPERATION PRIOR TO THE DISTRIBUTION...........................................18
SECTION 3.02.  AETNA BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION....................18
SECTION 3.03.  THE DISTRIBUTION................................................................19
SECTION 3.04.  STOCK DIVIDEND..................................................................20
SECTION 3.05.  FRACTIONAL SHARES...............................................................20

                                    ARTICLE 4
                       INDEMNIFICATION AND OTHER MATTERS


SECTION 4.01.  SPINCO INDEMNIFICATION OF AETNA GROUP...........................................20
SECTION 4.02.  AETNA INDEMNIFICATION OF SPINCO GROUP...........................................21
SECTION 4.03.  INSURANCE AND THIRD PARTY OBLIGATIONS; LIMITATION ON LIABILITY..................21
SECTION 4.04.  NOTICE AND PAYMENT OF CLAIMS....................................................22
SECTION 4.05.  NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS........................................22
SECTION 4.06.  NON-EXCLUSIVITY OF REMEDIES.....................................................25

                                    ARTICLE 5
                    EMPLOYEE MATTERS AND TRANSITION SERVICES


SECTION 5.01.  EMPLOYEE MATTERS GENERALLY......................................................25
SECTION 5.02.  OTHER MATTERS GENERALLY.........................................................25

                                    ARTICLE 6
                             ACCESS TO INFORMATION


SECTION 6.01.  PROVISION OF CORPORATE RECORDS..................................................26
SECTION 6.02.  ACCESS TO INFORMATION...........................................................26
SECTION 6.03.  LITIGATION COOPERATION..........................................................26
SECTION 6.04.  REIMBURSEMENT...................................................................27
SECTION 6.05.  RETENTION OF RECORDS............................................................27
SECTION 6.06.  CONFIDENTIALITY.................................................................28
SECTION 6.07.  PRESERVATION OF PRIVILEGE.......................................................29
SECTION 6.08.  INAPPLICABILITY OF ARTICLE 6 TO TAX MATTERS.....................................29
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                                                                                             PAGE
                                    ARTICLE 7
                            CERTAIN OTHER AGREEMENTS
SECTION 7.01.  INTERCOMPANY ACCOUNTS...........................................................29
SECTION 7.02.  TRADEMARKS; TRADE NAMES.........................................................30
SECTION 7.03.  FURTHER ASSURANCES AND CONSENTS.................................................31
SECTION 7.04.  NONCOMPETITION AND NON-SOLICITATION.............................................31
SECTION 7.05.  THIRD PARTY BENEFICIARIES.......................................................33
SECTION 7.06.  INTELLECTUAL PROPERTY RIGHTS AND LICENSES.......................................33
SECTION 7.07.  INSURANCE.......................................................................33
SECTION 7.08.  PROHIBITION ON CERTAIN SALES....................................................35
SECTION 7.09.  BRAZILIAN CERTIFICATE OF FOREIGN CAPITAL REGISTRATION...........................35

                                    ARTICLE 8
                                 MISCELLANEOUS


SECTION 8.01.  NOTICES.........................................................................35
SECTION 8.02.  AMENDMENTS; NO WAIVERS..........................................................37
SECTION 8.03.  EXPENSES........................................................................37
SECTION 8.04.  SUCCESSORS AND ASSIGNS..........................................................37
SECTION 8.05.  GOVERNING LAW...................................................................38
SECTION 8.06.  COUNTERPARTS; EFFECTIVENESS.....................................................38
SECTION 8.07.  ENTIRE AGREEMENT................................................................38
SECTION 8.08.  TAX SHARING AGREEMENT; SET-OFF; PAYMENT OF AFTER-TAX AMOUNTS; CERTAIN
                  TRANSFER TAXES...............................................................38
SECTION 8.09.  JURISDICTION....................................................................39
SECTION 8.10.  PRE-LITIGATION DISPUTE RESOLUTION...............................................39
SECTION 8.11.  SEVERABILITY....................................................................40
SECTION 8.12.  SURVIVAL........................................................................40
SECTION 8.13.  CAPTIONS........................................................................40
SECTION 8.14.  SPECIFIC PERFORMANCE............................................................40

               Schedule A            --        Spinco Assets - Contracts
               Schedule A-1          --        Certain Vendor Contracts
               Schedule A-2          --        Certain Subleases
               Schedule A-3          --        Certain IT-Related Contracts
               Schedule B            --        Spinco Assets - Other Assets, Properties
                                               and Business
               Schedule C            --        Spinco Group Liabilities
               Schedule D            --        Spinco Intellectual Property Rights
               Schedule E            --        Spinco Litigation
               Schedule F            --        Aetna Assets - Contracts
               Schedule F-1          --        Certain Real Estate Leases
               Schedule F-2          --        Certain Motor Vehicle Leases

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
               Schedule G            --        Aetna Assets - Other Assets, Properties
                                               and Business
               Schedule H            --        Aetna Group Liabilities
               Schedule I            --        Aetna Intellectual Property Rights
               Schedule 2.01         --        Contribution of Contributed Subsidiaries
               Schedule 7.01         --        Existing Arrangements
               Schedule 7.04(a)      --        Noncompetition
               Schedule 7.07         --        Group Policies


                             DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT dated as of December 13, 2000 (this "AGREEMENT") between Aetna Inc., a Connecticut corporation (to be renamed Lion Connecticut Holdings Inc. at the time of the Merger (as defined below)) ("AETNA"), and Aetna U.S. Healthcare Inc., a Pennsylvania corporation (to be renamed Aetna Inc. at the time of the Merger) ("SPINCO").


                              W I T N E S S E T H:

         WHEREAS, Spinco is presently a wholly-owned subsidiary of Aetna;

         WHEREAS, the Board of Directors of Aetna has determined that it is in the best interests of Aetna, its shareholders and Spinco that all outstanding shares of Spinco Common Stock (as defined below) be distributed PRO RATA to Aetna's shareholders (provided that all conditions precedent to the Distribution (as defined below) have been satisfied) and that, pursuant to an Agreement and Plan of Restructuring and Merger dated as of July 19, 2000 ("MERGER AGREEMENT") among Aetna, ING Groep N.V., a corporation organized under the laws of the Netherlands ("ACQUIROR"), ING America Insurance Holdings, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror ("PARENT"), and ANB Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), Merger Subsidiary be merged with and into Aetna, as a result of which Aetna will become a wholly-owned subsidiary of Parent (the "MERGER");

         WHEREAS, for United States federal income Tax (as defined below) purposes, it is intended that the holders of common stock of Aetna be treated as having received cash consideration from Parent and the Spinco Common Stock in redemption and disposition of the outstanding Aetna Common Stock (as defined below);

         WHEREAS, in preparation for the Merger, Aetna and Spinco have taken certain steps to effect the reorganization of the businesses of Aetna and Spinco as contemplated herein and by the Merger Agreement;

         WHEREAS, Aetna is concurrently herewith entering into, or proposes to enter into prior to or on the Distribution Date (as defined below), the Ancillary Agreements (as defined below); and

         WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "ACQUIROR" has the meaning set forth in the recitals.

         "ACTION" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

         "AELTUS NAME RIGHTS" means all of Aetna's right, title and interest in and use of the "Aeltus" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

         "AETNA" has the meaning set forth in the recitals.

         "AETNA ASSETS" means all assets as reflected in the unaudited PRO FORMA consolidated balance sheet as of March 31, 2000 of Aetna and its Subsidiaries set forth in Section 5.1(e)(v) of the Company Disclosure Schedule accompanying the Merger Agreement (except for those assets disposed of in accordance with or expressly permitted by the Merger Agreement) together with all other assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by
(i) Aetna, Aetna Services or any member of the Spinco Group that relate primarily to the Aetna Business or (ii) any Aetna Subsidiary. Without limitation and for the avoidance of doubt, the following items are, and shall be, "AETNA ASSETS" (and are not, and shall not be, Spinco Assets):

          (a) all rights of the Aetna Group (but excluding any and all rights of the Spinco Group) under the Merger Agreement, the Confidentiality Agreement and the Distribution Documents;

          (b) all Aetna Intellectual Property Rights;

          (c) all rights under the Contracts listed on Schedule F hereto;

          (d) the other assets, properties and business listed on Schedule G hereto; and

          (e) all goodwill associated with the Aetna Business or the Aetna Assets, together with the right to represent to third parties that Aetna Group is the successor to the Aetna Business.

         "AETNA BENEFITS LIABILITIES" means the AI Assumed Liabilities as defined in the Employee Benefits Agreement.

         "AETNA BUSINESS" means the businesses and operations of the Aetna Subsidiaries as conducted as of the date hereof.

         "AETNA CHINA NAME RIGHTS" shall have the meaning assigned to such term in the Merger Agreement.

         "AETNA COMMON STOCK" means the common stock, par value $.01 per share, of Aetna.

         "AETNA ENVIRONMENTAL LIABILITIES" means any and all Liabilities of or relating to (i) Aetna, Aetna Services or any member of the Spinco Group to the extent arising from the conduct of, in connection with or relating to, the Aetna Business (as currently or previously conducted), or the ownership or use of assets or property in connection therewith (including, without limitation, offsite disposal), or (ii) any Aetna Subsidiary; which, in either case, arise under or relate to Environmental Laws, but shall exclude any such Liabilities to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business.

         "AETNA GROUP" means Aetna, Aetna Services, the Aetna Subsidiaries and all successors to each of those Persons.

         "AETNA GROUP LIABILITIES" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all of the following Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time: (i) all Liabilities of or relating to Aetna, Aetna Services or any member of the Spinco Group to the extent arising from the conduct of, in connection with or relating to, the Aetna Business, or the ownership or use of assets or property in connection therewith,
(ii) all Liabilities of or relating to any Aetna Subsidiary except to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or ownership or use thereof, (iii) the Liabilities set forth on Schedule H hereto, (iv) the Company Debt, the guarantees of the Company Debt made pursuant to Section 6.19 of the Merger Agreement and all Liabilities arising after the Distribution Time and relating thereto, excluding in each case any Spinco Litigation, and (v) the Aetna Benefits Liabilities. Without limiting the generality of the foregoing, and except as specified in the next sentence, "AETNA GROUP LIABILITIES" shall include, without limitation, the following Liabilities whether arising before, at or after the Distribution Time: (a) any Liabilities arising in connection with the Aetna Assets or the Aetna Business,
(b) the Aetna Environmental Liabilities, (c) all Liabilities arising under Contracts entered into by any of the Aetna Subsidiaries, including, without limitation, any such Contract relating to the acquisition or disposition of assets, securities or businesses (other than any such Contracts relating to the Domestic P&C Business) and (d) all other Liabilities of the Aetna Group under the Merger Agreement or any Ancillary Agreement and (e) all Liabilities arising from any breach by any member of the Aetna Group or any of its Affiliates of
Section 6.13(c) of the Merger Agreement. However, notwithstanding the foregoing, "AETNA GROUP LIABILITIES" shall exclude any and all: (1) Liabilities for Taxes (since such Liabilities shall be governed by the Tax Sharing Agreement), and (2) other Liabilities to the extent specifically retained or assumed by the Spinco Group.

         "AETNA INDEMNITEE" has the meaning set forth in Section 4.01(a).

         "AETNA INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights (i) owned by a member of the Aetna Group or the Spinco Group or (ii) owned by a third party and licensed or sublicensed to a member of the Aetna Group or the Spinco Group, in either case held for use or used primarily in the conduct of the Aetna Business including, without limitation, the Aetna China Name Rights, the Aeltus Name Rights and the Intellectual Property Rights listed on Schedule I hereto, but excluding the Aetna Name Rights.

         "AETNA NAME RIGHTS" has the meaning set forth in this Section 1.01 in the definition of "SPINCO INTELLECTUAL PROPERTY RIGHTS".

         "AETNA SERVICES" means Aetna Services, Inc., a Connecticut corporation.

         "AETNA SHAREHOLDERS" means the holders of the Aetna Common Stock.

         "AETNA SUBSIDIARIES" means (i) the direct and indirect Subsidiaries of Aetna Services other than the Contributed Subsidiaries (and, subject to obtaining all required approvals, shall include Pacific-Aetna Life Insurance Company Limited, if and from such time as the joint venture interest in such company held by Aetna Life Insurance Company is transferred to another Aetna Subsidiary), (ii) the respective direct and indirect Subsidiaries of the Persons referred to in clause (i) and (iii) the respective fifty percent (50%) or minority ownership interests of the Persons referred to in clauses (i) and (ii).

         "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (as defined herein) as of the date hereof, PROVIDED however, that except when referred to as an "EXISTING AFFILIATE," for purposes of this Agreement, no member of one Group shall be treated as an Affiliate of any member of the other Group.

         "AGREEMENT" has the meaning set forth in the recitals.

         "ANCILLARY AGREEMENTS" means each of the Chinese Mark Agreement, the Assignment of Letters Patent, the Employee Benefits Agreement, the Real Estate Services Agreement, the Lease Agreement, the CityPlace Agreements, the Software Licensing Agreement, the Tax Sharing Agreement, the Trademark Assignment Agreements, the Trademark Licensing Agreement, the Policy Cancellation Agreement, the VDC Agreement, the 10 State House Square Services Agreement, the Information Technology Closing Agreement and the Transition Services Agreement.

         "ASSIGNMENT OF LETTERS PATENT" means the Assignment of Letters Patent from Aetna to Spinco dated as of November 3, 2000.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York or Hartford, Connecticut.

         "CHINESE MARK AGREEMENT" means the Chinese Mark Agreement dated as of December 13, 2000 between Aetna and Spinco.

         "CITYPLACE AGREEMENTs" means (a) the agreements dated as of December 13, 2000 between Aetna and Spinco in respect of the property known as CityPlace I and located in Hartford, Connecticut, including a Lease, an Assignment Agreement, and an Option Agreement, and (b) an Assumption Agreement dated as of October 30, 2000 by Aetna in favor of CityPlace Limited Partnership, State Street Bank and Trust Company and Scott A. Knox.

         "COMMISSION" means the Securities and Exchange Commission.

         "COMPANY DEBT" shall have the meaning assigned to the term "Long Term Debt" in the Merger Agreement.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of May 25, 2000 between Parent and Aetna.

         "CONTRACT" means any agreement, lease, license, contract, treaty, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation.

         "CONTRIBUTED SUBSIDIARIES" means (i) Aetna Life Insurance Company, a Connecticut corporation, Aetna Health and Life Insurance Company, a Connecticut corporation, Aetna Risk Indemnity Company Limited, a Bermuda corporation, Aetna Realty Investments I, Inc., a Connecticut corporation, AE Housing Corp, a Connecticut corporation, Aetna Business Resources, Inc., a Connecticut corporation, AE Fifteen, Incorporated, a Connecticut corporation, Luettgens Limited, a Connecticut corporation, AUSHC Holdings, Inc., a Connecticut corporation, ASI Wings, L.L.C., a Delaware limited liability company, Aetna Life & Casualty Bermuda Limited, a Bermuda corporation, Aetna Foundation, Inc., a Connecticut non-stock corporation, Aelan Inc., a Connecticut corporation, (ii) any subsidiaries formed for the purpose of effecting the Restructuring, (iii) the respective direct and indirect Subsidiaries of the Persons referred to in clauses (i) and (ii) and (iv) the respective fifty percent (50%) or minority ownership interests of the Persons referred to in clauses (i), (ii) and (iii).

         "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing;

         "DAMAGES" means, with respect to any Person, any and all damages (including punitive and consequential damages), losses, Liabilities and expenses incurred or suffered by such Person (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses incurred in connection with any Action or threatened Action).

         "DISTRIBUTION" means the distribution by Aetna, pursuant to the terms and subject to the conditions hereof, of all of the outstanding shares of Spinco Common Stock to the Aetna Shareholders of record as of the Record Date.

         "DISTRIBUTION AGENT" means EquiServe Trust Company, N.A.

         "DISTRIBUTION DATE" means the Business Day on which the Distribution is effected.

         "DISTRIBUTION DOCUMENTS" means this Agreement and the Ancillary Agreements and any other agreements or documents entered into to effect the transactions contemplated hereby or by the Ancillary Agreements (but excluding the Confidentiality Agreement and the Merger Agreement).

         "DISTRIBUTION TIME" means the time immediately before the Merger Effective Time (as defined below).

         "DOMESTIC P&C BUSINESS" means the property and casualty insurance business and operations formerly conducted by Aetna or any of its Former or Existing Affiliates in the United States.

         "EMPLOYEE BENEFITS AGREEMENT" means the Employee Benefits Agreement dated as of December 13, 2000 between Aetna and Spinco.

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXISTING AFFILIATE" means any Affiliate of Aetna as of the date hereof and not giving effect to this Agreement, the Restructuring or the Merger.

         "FINALLY DETERMINED" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or other matter either (i) has been decided through binding arbitration or by a Governmental Entity of competent jurisdiction by judgment, order, award, or other ruling or (ii) has been settled or voluntarily dismissed by the parties pursuant to the dispute resolution procedure set forth in Section
8.10 or otherwise and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, VACATUR proceeding or discretionary review.

         "FORM 10" means the registration statement on Form 10 filed by Spinco with the Commission on September 1, 2000 to effect the registration of Spinco Common Stock (as defined below) pursuant to the Exchange Act in connection with the Distribution, as amended from time to time (including any post-effective amendments).

         "FORMER AFFILIATE" means any Person (as defined below) that, at any time prior to the date hereof and without giving effect to this Agreement was, but has ceased to be, an Affiliate of Aetna and/or Aetna Services.

         "GOVERNMENTAL ENTITY" means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental or self-regulatory entity.

         "GROUP" means, as the context requires, the Spinco Group (as defined below) or the Aetna Group.

         "GROUP POLICIES" means all Policies, current or past, which prior to the Distribution Time are or at any time were maintained by or on behalf of or for the benefit or protection of Aetna, any Existing Affiliate or any Former Affiliate (or any of their predecessors) and/or one or more of the current or past directors, officers, employees or agents of any of the foregoing including, without limitation, the Policies identified on Schedule 7.07 hereto but excluding any Policies under which any Aetna Subsidiary is the named insured.

         "INCENTIVE AMOUNT" shall have the meaning assigned to such term in writing by Parent and Aetna.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 4.04.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 4.04.

         "INFORMATION STATEMENT" means the information statement sent to each Aetna Shareholder of record as of a date on or before the Record Date in connection with the Distribution.

         "INFORMATION TECHNOLOGY CLOSING AGREEMENT" means the Information Technology Closing Agreement between Aetna and Spinco dated as of December 13, 2000.

         "INSURANCE PROCEEDS" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

         "INSURED CLAIMS" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Group Policies, whether or not subject to premium adjustments, deductibles, retentions, co-insurance, cost of reserve paid or held by or for the benefit of the applicable insured(s), uncollectability or retrospectively-rated premiums, but only to the extent that such Liabilities are within applicable Group Policy limits, including aggregates.

         "INTELLECTUAL PROPERTY RIGHTS" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

         "LAW" means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

         "LEASE AGREEMENT" means the Lease Agreement dated December 13, 2000 between Aetna and Aetna Life Insurance Company in respect of the property (the "TOWER") situated at 151 Farmington Avenue, Hartford, Connecticut 06156.

         "LIABILITY" or "LIABILITIES" means any and all claims, debts, liabilities, assessments, costs (including, with respect to matters under Environmental Laws, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring), deficiencies, charges, demands, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs, interest and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses in connection with any Action or threatened Action) and expressly including those relating to an Indemnified Party's own negligence or other misconduct.

         "LICENSED MARKS AND NAMES" has the meaning set forth in Section 7.02.

         "MERGER" has the meaning set forth in the recitals.

         "MERGER AGREEMENT" has the meaning set forth in the recitals.

         "MERGER EFFECTIVE TIME" shall have the meaning assigned to the term Effective Time in the Merger Agreement.

         "MERGER SUBSIDIARY" has the meaning set forth in the recitals.

         "NYSE" has the meaning set forth in Section 3.01(d).

         "PARENT" has the meaning set forth in the recitals.

         "PERMITTED TRADEMARK PERIOD" means the three year period commencing on the Distribution Date, subject to any limitations set forth in the Trademark Licensing Agreement.

         "PERMITTED SALES PROCEEDS" and "PERMITTED SALES" shall have the meanings assigned to such terms in the Merger Agreement.

         "PERSON" means any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

         "POLICIES" means insurance policies and insurance contracts of any kind, including, without limitation, primary, excess and umbrella policies, directors and officers', errors and omissions, commercial general liability policies, life and benefits policies and contracts, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

         "POLICY CANCELLATION AGREEMENT" means the Policy Cancellation

Agreement between Aetna Risk Indemnity Company Limited and Aetna, dated as of December 13, 2000.

         "PROXY STATEMENT" means the proxy statement of Aetna filed with the Commission on September 1, 2000 and October 18, 2000 pursuant to the Exchange Act in connection with the Merger.

         "REAL ESTATE SERVICES AGREEMENT" means the Real Estate Services Agreement between Spinco and Aetna dated as of December 13, 2000.

         "RECORD DATE" means the date determined by Aetna's Board of Directors as the record date for determining the Aetna Shareholders of record entitled to receive the Distribution.

         "REPRESENTATIVES" has the meaning set forth in Section 6.06.

         "RESTATED SPINCO CHARTER" means the amended and restated certificate of incorporation of Spinco, which shall be in such form as the Board of Directors of Spinco reasonably determines.

         "RESTRUCTURING" means the contributions pursuant to Section 2.01 hereof, the settlement of intercompany accounts and repayment of Short Term Debt (as defined below) in accordance with Section 7.01 hereof, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SHORT TERM DEBT" means any indebtedness for borrowed money with a maturity of less than one year at the time of issuance.

         "SOFTWARE LICENSING AGREEMENT" means the Software Licensing Agreement dated as of December 13, 2000 between Aetna and Spinco.

         "SPINCO" has the meaning set forth in the recitals.

         "SPINCO ASSETS" means all assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Aetna, Aetna Services or any member of the Spinco Group, excluding the Aetna Assets. Without limitation and for the avoidance of doubt, the following items are, and shall be, "SPINCO ASSETS" (and are not, and shall not be, Aetna Assets):

                  (a) all right, title and interest in the real property situated at 151

         Farmington Avenue, Hartford, Connecticut 06156 (subject to the rights of the Aetna Group under the Lease Agreement), together with all buildings, fixtures, and improvements erected thereon;
                  (b) all rights of the Spinco Group (but excluding any and all rights of the Aetna Group) under the Distribution Documents;
                  (c) to the extent relating to the business, assets or employees of any member of the Spinco Group, all rights of Aetna under the Confidentiality Agreement and the confidentiality agreements entered into by Aetna with potential purchasers of Aetna or certain of Aetna's businesses during June and July 2000;
                  (d) except as set forth on Schedule G hereto, all cash and cash equivalents, including all bank account balances and petty cash, of Aetna and Aetna Services (PROVIDED, however, that the cash positions of Aetna and Aetna Services cannot be increased or decreased in a manner that violates the Merger Agreement);
                  (e)    all Spinco Intellectual Property Rights;
                  (f) all rights under the Contracts listed on Schedule A hereto;
                  (g) the other assets, properties and business listed on Schedule B hereto;
                  (h) the Permitted Sales Proceeds from the Permitted Sales and the Incentive Amount; and
                  (i) all goodwill associated with the Spinco Group, the Aetna Group or the Spinco Assets prior to the Distribution Time (excluding goodwill associated with the Aetna Business or the Aetna Assets), together with the right to represent to third parties that the Spinco Group is the successor to all businesses and operations of the Spinco Group or the Aetna Group other than the Aetna Business (it being agreed and understood between the parties that this will preclude the Spinco Group from representing to third parties that it is the successor to Aetna Group's financial services and international businesses).

         "SPINCO BENEFITS LIABILITIES" means the AUSHC Retained Liabilities as defined in the Employee Benefits Agreement.

         "SPINCO BUSINESS" means the businesses and operations of the Spinco Group, as conducted on the date hereof, but taking into account the Restructuring.

         "SPINCO COMMON STOCK" means the common stock, par value $.01 per share, of Spinco.

         "SPINCO ENVIRONMENTAL LIABILITIES" means any and all Liabilities of or relating to (i) Aetna, Aetna Services or any member of the Spinco Group or (ii) the Spinco Business or the Spinco Assets (including, without limitation, offsite disposal), which, in either case, arise under or relate to Environmental Laws, excluding the Aetna Environmental Liabilities.

         "SPINCO GROUP" means Spinco, its direct and indirect Subsidiaries and the Contributed Subsidiaries and their respective fifty percent (50%) or minority ownership interests (including all successors to each of those Persons).

         "SPINCO GROUP LIABILITIES" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time, of or relating to (a) Aetna, Aetna Services or any member of the Spinco Group, (b) any member of the Aetna Group to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or the ownership or use thereof, (c) or arising out of the Domestic P&C Business or (d) the Contracts (x) filed as Exhibits 4.22 and 10.6 to the Aetna Annual Report on Form 10-K for the year ended December 31, 1999 or (y) identified on Schedule F to which Aetna Life Insurance Company and one or more Affiliates of Lincoln National Corporation are parties; in each case excluding the Aetna Group Liabilities. Without limiting the generality of the foregoing, and except as specified in the next sentence, "SPINCO GROUP LIABILITIES" shall include, without limitation, the following Liabilities whether arising before, at or after the Distribution Time: (i) any Liabilities arising in connection with the Spinco Assets or the Spinco Business, (ii) the Spinco Environmental Liabilities, (iii) the Liabilities set forth on Schedule C hereto, (iv) the Spinco Litigation Liabilities, (v) the Spinco Benefits Liabilities, (vi) all other Liabilities of the Spinco Group under any Distribution Document, and (vii) except to the extent otherwise specifically provided in this Agreement, the Merger Agreement or in any of the Ancillary Agreements, all Liabilities of the Spinco Group or the Aetna Group arising (prior to the Merger Effective Time) out of the Distribution and any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements. Notwithstanding the foregoing, "SPINCO GROUP LIABILITIES" shall exclude any and all: (1) Liabilities for Taxes (which Liabilities shall be governed by the Tax Sharing Agreement) and (2) other Liabilities to the extent specifically retained or assumed by the Aetna Group.

         "SPINCO INDEMNITEE" has the meaning set forth in Section 4.02(a).

         "SPINCO INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights (i) owned by a member of the Spinco Group or the Aetna Group or (ii) owned by a third party and licensed or sublicensed to a member of the Spinco Group or the Aetna Group, in each case excluding the Aetna Intellectual Property Rights but including without limitation:

         (a) all right, title and interest in and use of the "Aetna" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, but excluding the Aetna China Name Rights and the Aeltus Name Rights (collectively, the "AETNA NAME RIGHTS"); and

          (b)   the Intellectual Property Rights listed on Schedule D hereto.

         "SPINCO LITIGATION" means (i) the litigation pending as of the date hereof in which Aetna or Aetna Services or one or more of their respective officers, directors or employees is named a defendant (x) relating to, involving or arising out of the Spinco Business and any new such cases which may be commenced after the date hereof, (y) alleging violations of federal or state securities laws by Aetna or (z) alleging breaches of fiduciary duties of the Aetna directors under state law (in the case of clauses (y) and (z), the cases set forth on Schedule E) but excluding, in each case, any such litigation which relates primarily to the Aetna Business; and (ii) any litigation in which Aetna or Aetna Services (or one or more of their respective officers, directors or employees) is named a defendant on or after the date hereof alleging violations of federal or state securities laws or breaches of fiduciary duties of the Aetna directors at the Merger Effective Time under state law, in each case (x) relating to or arising out of the Merger or the Restructuring and (y) arising out of matters occurring before the Merger Effective Time. For the avoidance of doubt, "SPINCO LITIGATION" shall not include any Actions relating to or in connection with Taxes, as such litigation is governed by the Tax Sharing Agreement.

         "SPINCO LITIGATION LIABILITIES" means all Liabilities arising before, at or after the Distribution Time, in connection with, relating to, or resulting from the Spinco Litigation.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.

         "TAX" means Tax as such term is defined in the Tax Sharing Agreement.

         "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of December 13, 2000 among Aetna, Parent and Spinco.

         "THIRD-PARTY CLAIM" has the meaning set forth in Section 4.05.

         "TRADEMARK ASSIGNMENT AGREEMENTS" means the Trademark Assignment Agreements between (a) Aetna Life Insurance and Annuity Company and Spinco dated as of November 3, 2000, (b) Aetna Life Insurance Company and Aetna Life Insurance and Annuity Company dated as of November 2, 2000, (c) Aetna and Spinco dated as of November 3, 2000 and (d) Aetna International, Inc. and Spinco dated as of November 3, 2000.

         "TRADEMARK LICENSING AGREEMENT" means the Trademark Licensing Agreement dated as of December 13, 2000 between Aetna and Spinco.

         "TRANSFER" has the meaning set forth in Section 2.02.

         "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement between Aetna and Spinco dated as of December 13, 2000.

         "VDC AGREEMENT" means the Field Leased Property Services Agreement between Spinco and Aetna Life Insurance and Annuity Company, dated as of December 13, 2000.

         "10 STATE HOUSE SQUARE SERVICES AGREEMENT" means the 10 State House Square Services Agreement between Spinco and Aetna dated as of December 13, 2000.

                                    ARTICLE 2
                   CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

         SECTION 2.01. CONTRIBUTION OF CONTRIBUTED SUBSIDIARIES. Upon the terms and subject to the conditions set forth in the Merger Agreement and the Distribution Documents, effective prior to the Distribution Time, Aetna shall contribute to Spinco all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries in clause (i) and clause (ii) of the definition of Contributed Subsidiaries in the manner described on
Schedule 2.01, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03. With respect to the Aetna Foundation, Inc., for purposes of Section 2.01 hereof, the contribution of such entity shall be deemed to have occurred upon the replacement of the directors thereof with persons designated by Spinco.

         SECTION 2.02. TRANSFERS OF CERTAIN ASSETS TO SPINCO GROUP. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time or as soon as practicable after the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03, Aetna shall, or, if requested, shall cause the relevant member of Aetna Group to, assign, contribute, convey, transfer and deliver ("TRANSFER") to Spinco or to one or more of Spinco's wholly-owned Subsidiaries all of the right, title and interest of Aetna or such member of the Aetna Group in and to all Spinco Assets, if any, as the same shall exist on the Distribution Date or on such later date as a particular Transfer may occur.

         SECTION 2.03. TRANSFERS OF CERTAIN ASSETS TO AETNA GROUP. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time or as soon as practicable after the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03, prior to the Distribution Time Aetna, and following the Distribution Time Spinco, shall, or if requested, shall cause the relevant member of the Spinco Group to, Transfer to Aetna or to one or more members of Aetna Group all of the right, title and interest of Spinco or such member of the Spinco Group in and to all Aetna Assets, if any, as the same shall exist on the Distribution Date or on such later date as a particular Transfer may occur.

         SECTION 2.04. ASSUMPTION OF CERTAIN LIABILITIES. (a) Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), in partial consideration for the Transfers pursuant to Section 2.02, Spinco hereby unconditionally (i) assumes all Spinco Group Liabilities (it being understood that the Spinco Benefits Liabilities are allocated and assumed pursuant to the Employee Benefits Agreement) to the extent not then an existing obligation of the Spinco Group and
(ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Spinco Group Liabilities.

          (b) Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), in partial consideration for the Transfers pursuant to Section 2.03, Aetna hereby unconditionally (i) assumes all Aetna Group Liabilities (it being understood that the Aetna Benefits Liabilities are allocated and assumed pursuant to the Employee Benefits Agreement) to the extent not then an existing obligation of the Aetna Group and (ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Aetna Group Liabilities.

         SECTION 2.05. AGREEMENT RELATING TO CONSENTS NECESSARY TO TRANSFER ASSETS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the necessary consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Spinco, or any member of the Spinco Group, or Aetna, or any member of the Aetna Group, thereunder. Spinco and Aetna shall cooperate with each other, keep each other informed and will, subject to Section 7.03, use their reasonable best efforts to obtain the consent of any third party or any Governmental Entity, if any, required in connection with the transfer or assignment pursuant to Sections 2.02 or 2.03 of any such asset or any claim or right or any benefit arising thereunder. Until such required consent is obtained, or if such consent cannot be obtained or an attempted assignment thereof would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive substantially all such rights, Spinco and Aetna will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including (but not limited to) sub-contracting, sub-licensing or sub-leasing to such transferee, or under which the transferor would enforce for the benefit of the transferee and (except as otherwise provided herein or in any Ancillary Agreement) at the transferee's expense any and all rights of the transferor against, with the transferee assuming the transferor's obligations to, each third party thereto. In the case of any Transfer involving a third party consent, the transferor shall not agree to any terms of transfer (without the prior written consent of the transferee) which have the effect of materially altering the rights or benefits arising under any of the particular Spinco Assets or the Aetna Assets, as the case may be, subject to the Transfer.

                                    ARTICLE 3
                                THE DISTRIBUTION

         SECTION 3.01. COOPERATION PRIOR TO THE DISTRIBUTION. (a) Prior to the date hereof, Aetna and Spinco shall have (i) prepared, and Spinco filed with the Commission, the Form 10, which includes the Information Statement and (ii) caused the Form 10 to become effective under the Exchange Act. Prior to the date hereof, Aetna shall have mailed the Information Statement to the Aetna Shareholders of record as of the Record Date.

          (b) Aetna and Spinco shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Ancillary Agreements.

          (c) Aetna and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall take reasonable best efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated hereby or by the Ancillary Agreements.

          (d) Prior to the date hereof, Spinco shall have caused the listing of the Spinco Common Stock on the New York Stock Exchange ("NYSE"), subject to initial notice of issuance.

         SECTION 3.02. AETNA BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. Prior to the date hereof, Aetna's Board of Directors shall have established the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

          (a)   the Form 10 shall have become effective under the Exchange  Act;

          (b) the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (c)   the Restated Spinco Charter shall be in effect;

          (d) each of the Aetna Board of Directors and the Spinco Board of Directors (i) shall have received an opinion, addressed and reasonably satisfactory to each of them from an independent solvency firm selected by those boards of directors, and (ii) shall otherwise be reasonably satisfied, (A) that after giving effect to the Restructuring (x) neither Aetna nor Spinco will be insolvent or will have unreasonably small capital or assets with which to engage in their respective businesses, (y) each of Aetna and Spinco will be able to pay its respective debts as they become due in the usual course of business and (z) neither Aetna's nor Spinco's total assets will be less than the sum of its respective total liabilities and (B) that the Distribution, when effected in accordance with the terms of this Agreement and the Ancillary Agreements, shall have been effected in accordance with the provisions of the Connecticut Business Corporation Act relating to distributions and applicable fraudulent transfer and fraudulent conveyance laws;

          (e) the contributions referred to in Section 2.01, the transfers referred to in Sections 2.02 and 2.03, and the assumptions of Liabilities referred to in Section 2.04 of this Agreement shall have been effected;

          (f) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto; and

          (g) each condition to the Merger set forth in Sections 7.1(a), (b) and
(c), 7.2 and 7.3 of the Merger Agreement shall have been satisfied or waived.

         SECTION 3.03. THE DISTRIBUTION. Subject to the terms and conditions set forth in this Agreement, (i) immediately prior to the Distribution Time, Aetna shall deliver to the Distribution Agent, for the benefit of the Aetna Shareholders of record on the Record Date, a stock certificate or certificates, endorsed by Aetna in blank, representing all of the then-outstanding shares of Spinco Common Stock owned by Aetna, (ii) the Distribution shall be effective as of the Distribution Time and (iii) Aetna shall instruct the Distribution Agent to distribute to, or make book-entry credits for, on or as soon as practicable after the Distribution Date, each Aetna Shareholder of record as of the Record Date one share of Spinco Common Stock (together with the associated preferred share purchase rights) for every one share of Aetna Common Stock so held. Spinco agrees to (x) provide all certificates for shares of Spinco Common Stock that Aetna shall require (after giving effect to Sections 3.04 and 3.05) in order to effect the Distribution and
(y) take all necessary actions to adopt a book-entry stock transfer and registration system for Spinco effective as of the Distribution Date. The Merger and Distribution shall be effected such that the Merger Consideration (as defined in the Merger Agreement) and the shares of Spinco Common Stock to be distributed in the Distribution are payable and distributable, as applicable, only to the same Aetna Shareholders.

         SECTION 3.04. STOCK DIVIDEND. On or before the Distribution Date, Spinco shall issue to Aetna as a stock dividend the number of shares of Spinco Common Stock (together with the associated preferred share purchase rights) that are required to effect the Distribution, as certified by the Distribution Agent. In connection with the Distribution, Aetna shall deliver to Spinco for cancellation all of the share certificates currently held by it representing Spinco Common Stock.

         SECTION 3.05. FRACTIONAL SHARES. Fractional shares of Spinco Common Stock will be distributed in the Distribution only in book-entry form. No certificates representing fractional shares of Spinco Common Stock will be distributed in the Distribution.


                                    ARTICLE 4
                        INDEMNIFICATION AND OTHER MATTERS

         SECTION 4.01. SPINCO INDEMNIFICATION OF AETNA GROUP. (a) Subject to
Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each member of the Aetna Group, their Affiliates (including, for the avoidance of doubt, Parent) and their respective officers, directors and employees (each, an "AETNA INDEMNITEE") from and against any and all Damages incurred or suffered by any Aetna Indemnitee arising out of (i) any and all Spinco Group Liabilities or (ii) the breach by any member of the Spinco Group of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement).

          (b) Subject to Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each Aetna Indemnitee and each Person, if any, who controls any Aetna Indemnitee within the meaning of either

Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement or Proxy Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than any member of the Aetna Group) specifically for use therein.

         SECTION 4.02. AETNA INDEMNIFICATION OF SPINCO GROUP. (a) Subject to
Section 4.03, from and after the Distribution Date, Aetna shall indemnify, defend and hold harmless each member of the Spinco Group, their Affiliates and their respective officers, directors and employees (each, a "SPINCO INDEMNITEE") from and against any and all Damages incurred or suffered by any Spinco Indemnitee arising out of (i) any and all Aetna Group Liabilities or (ii) the breach by any member of the Aetna Group of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement).

          (b) Subject to Section 4.03, from and after the Distribution Date, Aetna shall indemnify, defend and hold harmless each Spinco Indemnitee and each Person, if any, who controls any Spinco Indemnitee within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement or Proxy Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than any member of the Aetna Group) specifically for use therein.

         SECTION 4.03. INSURANCE AND THIRD PARTY OBLIGATIONS; LIMITATION ON LIABILITY. (a) Upon indemnification of the Indemnified Party (as defined below), the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any insurer or other third party with respect to such indemnified amount. It is expressly agreed that no insurer or any other third party shall be
(i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any Insured Claims or any other claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

          (b) Each party shall use its reasonable best efforts to mitigate its Damages and not to cause or worsen any Liability which would be a Liability of the other party. If an Indemnified Party shall receive any amount of Insurance Proceeds or any other amount from a third party in connection with a specific Liability giving rise to indemnification hereunder (i) at any time subsequent to the actual receipt of payment in full indemnification of such Liability hereunder, then such Indemnified Party shall reimburse the Indemnifying Party for any such indemnification payment made up to the amount of such Insurance Proceeds or other amounts actually received or (ii) at any time prior to the receipt of payment in full indemnification of such Liability hereunder, then the indemnification to be paid under Section 4.01 or 4.02 shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received (with such reimbursement as may be required to give effect to such netting). Notwithstanding this Section 4.03, (x) in no event shall any Indemnified Party be required (i) to take any action, or forebear from exercising any right, under the Merger Agreement or any Distribution Document or (ii) to take any action with respect to, make any demand under or claim any coverage in connection with, any Policy, and (y) nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnified Party because of the availability or alleged availability of any Policy or Insurance Proceeds (provided that the foregoing shall not limit the subrogation rights of an Indemnifying Party under Section 4.03(a)).

         SECTION 4.04. NOTICE AND PAYMENT OF CLAIMS. If any Aetna Indemnitee or Spinco Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by any party (the "INDEMNIFYING PARTY") under this
Article 4 (other than in connection with any Action subject to Section 4.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects in writing to the claim for indemnification or the amount thereof. In the event of such an objection or failure to pay by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 calendar days after such indemnity claim has been so Finally Determined, with interest thereon at the prime rate of Citibank N.A. in effect from time to time for the period commencing on the 30th day following receipt of the initial notice of the claim from the Indemnified Party until the date of actual payment (inclusive).

         SECTION 4.05. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. (a) Promptly (and in any event within 10 Business Days) following the earlier of (i) receipt of notice, whether by service of process or otherwise, of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this
Section 4.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice.

          (b) Within 30 calendar days after receipt of notice from the Indemnified Party pursuant to Section 4.05(a), the Indemnifying Party may (by giving written notice thereof to the Indemnified Party) elect at its option to, and shall at the request of the Indemnified Party, assume the defense of such Third-Party Claim at the Indemnifying Party's sole cost and expense unless the Indemnifying Party objects in writing to such indemnification claim (in which case the Indemnified Party may not require the Indemnifying Party to assume the defense and the Indemnifying Party shall only assume the defense with the consent of the Indemnified Party). During such 30-calendar day period, unless and until the Indemnifying Party assumes the defense of a Third-Party Claim or objects in writing, the Indemnified Party shall take such action as it deems appropriate, acting in good faith, in connection with the Third-Party Claim; PROVIDED, however, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

          (c) If the Indemnifying Party assumes the defense of a Third-Party Claim, (w) it shall keep the Indemnified Party timely informed of all significant developments in connection therewith, (x) the defense shall be conducted by counsel retained by the Indemnifying Party, PROVIDED that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement or compromise includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third-Party Claim, PROVIDED that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof), other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).

          (d) If the Indemnifying Party has not objected in writing to such indemnification claim, and, if at the end of the 30-calendar day period referred to in Section 4.05(b) the Indemnifying Party has not assumed the defense of such Third-Party Claim, or, if earlier, beginning at such time as the Indemnifying Party has declined in writing to assume the defense of a Third-Party Claim, (x) the Indemnified Party will take such steps as it deems appropriate to defend that Third-Party Claim and the defense shall be conducted by counsel retained by the Indemnified Party, PROVIDED that the Indemnifying Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnifying Party's sole cost and expense; and (y) the Indemnifying Party shall reimburse the Indemnified Party on a current basis (and in any event within 30-calendar days after the submission of invoices and bills by an Indemnified Party) for its expenses of investigation, attorneys' and expert witnesses' fees and other out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; PROVIDED further, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

          (e) The Indemnifying Party shall pay to (or at the direction of) the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 calendar days after such Third-Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 calendar days after such Indemnifying Party's liability, if any, hereunder has been Finally Determined.

          (f) Notwithstanding any other provision of this Agreement, Aetna acknowledges and agrees that Spinco shall (solely at its own cost and expense) assume and continue the defense of all the Spinco Litigation and that, as long as such settlement or compromise includes an unconditional release of all Aetna Indemnitees, Spinco shall be permitted to settle or compromise such Actions without the consent of Aetna or any of its Affiliates; PROVIDED that Spinco may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Aetna Indemnitees), other than monetary damages for which Spinco shall be responsible hereunder, shall be applied to or against such Aetna Indemnitee, without the prior written consent of such Aetna Indemnitee (which shall not be unreasonably withheld); PROVIDED, FURTHER, that Spinco shall use its reasonable best efforts to defend any Aetna Indemnitee and to cause any Aetna Indemnitee to be dismissed with prejudice as a party to any pending or future Spinco Litigation and, to the extent any Aetna Indemnitee believes, in its reasonable judgment, that Spinco has failed to diligently pursue such defense or dismissal, the Aetna Indemnitee shall be entitled (at its own cost and expense) to independently move for or otherwise pursue such defense or dismissal and to take such related actions as it may deem necessary or appropriate in connection therewith. Spinco shall keep Aetna timely informed of all significant developments with respect to the Spinco Litigation to which any Aetna Indemnitee is a party.

          (g) Subject to Article 6, each party shall cooperate, and cause their respective Representatives to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

         SECTION 4.06. NON-EXCLUSIVITY OF REMEDIES. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. If the indemnification provided for in this Article 4 is unavailable to any Indemnified Party (x) that is a member of the Aetna Group on the grounds that such Indemnified Party was a former Affiliate of Spinco or (y) on other public policy grounds, then the Indemnifying Party shall pay to the Indemnified Party's parent such amount that represents the diminution in value to such parent as a result of the Indemnifying Party's inability to so indemnify such Indemnified Party (PROVIDED that such amount shall not exceed the amount that would otherwise have been payable by the Indemnifying Party to such Indemnified Party in respect of such claim pursuant to this Article 4).


                                    ARTICLE 5
                    EMPLOYEE MATTERS AND TRANSITION SERVICES

         SECTION 5.01. EMPLOYEE MATTERS GENERALLY. With respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth herein and in the Employee Benefits Agreement and in the Tax Sharing Agreement.

         SECTION 5.02. OTHER MATTERS GENERALLY. With respect to the provision of certain services by either Group to the other Group after the Distribution Time and other matters, the parties hereto agree as set forth herein and in the Transition Services Agreement, the CityPlace Agreements, the Lease Agreement, the Real

Estate Services Agreement, the VDC Agreement, the Policy Cancellation Agreement, the Software Licensing Agreement, the 10 State House Square Services Agreement, the Information Technology Closing Agreement and the Assignment of Letters Patent.

                                    ARTICLE 6
                              ACCESS TO INFORMATION

         SECTION 6.01. PROVISION OF CORPORATE RECORDS. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, Contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating primarily to the other Group or its business, assets and affairs (after giving effect to the transactions contemplated hereby); PROVIDED that if any such documents, Contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, Contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

         SECTION 6.02. ACCESS TO INFORMATION. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated Representatives reasonable access during normal business hours to all documents, Contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (after giving effect to the transactions contemplated hereby) (other than data and information that is (i) specifically not subject to the provisions of this
Article 6 or (ii) subject to, in the case of access provisions in any joint defense arrangements between a member or members of one Group and a member or members of the other Group, the terms of the relevant joint defense agreement), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

         SECTION 6.03. LITIGATION COOPERATION. From and after the Distribution
Date: (a) Each Group shall use all reasonable best efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened

Action arising out of either Group's business and operations in which the requesting party may from time to time be involved.

          (b) Each party hereto shall promptly notify the other party hereto, upon its receipt or the receipt by any of its Affiliates, of a request or requirement (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) which relates to the business and operations of the other party (a "REQUEST") reasonably regarded as calling for the inspection or production of any documents or other information in its possession, custody or control, as received from any Person that is a party in any Action, or in the event the Person delivering the Request is not a party to such Action, as received from such Person. In addition to complying with the applicable provisions of Section 6.06, each party shall assert and maintain, or cause its Affiliates to assert and maintain, any applicable claim to privilege, immunity, confidentiality or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure which may be required on such protective terms as may be appropriate. No party may waive, undermine or fail to take any action necessary to preserve an applicable privilege without the prior written consent of the affected party hereto (or any affected Affiliate or Affiliates of any such party) except, in the opinion of such party's counsel, as required by law.

          (c) Aetna, on its own behalf and on behalf of all of its Affiliates, hereby waives any conflict which might preclude counsel currently representing Aetna, Spinco or any of their respective Affiliates from representing Spinco and/or any of its Affiliates following the Distribution Date in connection with the Spinco Litigation existing at the Merger Effective Time.

          (d) Aetna and Spinco shall enter into such joint defense agreements, in customary form, as Aetna and Spinco shall determine are advisable.

         SECTION 6.04. REIMBURSEMENT. Except to the extent that any member of one Group is obligated to indemnify any member of the other Group under Article 4 for that cost or expense, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses that may be incurred in providing such information, witnesses or cooperation.

         SECTION 6.05. RETENTION OF RECORDS. From and after the Distribution Date, except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, PROVIDED that, prior to such destruction or disposal, (i) such party shall provide not less than 90 calendar days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

         SECTION 6.06. CONFIDENTIALITY. From and after the Distribution Date, each party shall hold and shall cause its Affiliates and their respective directors, officers, employees, counsel, accountants, agents, consultants, advisors and other authorized representatives ("REPRESENTATIVES") to hold in strict confidence, and not misuse, all documents and other information (other than any such documents and other information relating solely to the business or affairs of such party) concerning the other party and/or its Affiliates ("CONFIDENTIAL INFORMATION"), unless such party is compelled to disclose such documents and/or other information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or the rules of any applicable stock exchange. Confidential Information shall not include such documents and/or other information which can be shown to have been (A) in the public domain through no fault of such party, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources or (C) acquired or developed independently by such party without violating this Section 6.06 or the Confidentiality Agreement. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such documents and/or other information confidentially. In the event that such party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose any of the Confidential Information, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section 6.06. Such party shall exercise reasonable best efforts to preserve the confidentiality of the Confidential Information, including, but not limited to, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order or other remedy or the absence of receipt of a waiver of the other party, such party or any of its Representatives is nonetheless legally compelled to disclose any of the Confidential Information, such party or such Representative may disclose only that portion of the Confidential Information which is legally required to be disclosed. Each party agrees to be responsible for any breach of this Section 6.06 by it and/or its Representatives.

         SECTION 6.07. PRESERVATION OF PRIVILEGE. The parties hereto recognize that as a consequence of the transactions contemplated by this Agreement or the Merger Agreement or the Ancillary Agreements, the parties may have common interests in the defense of certain pending or threatened litigation which may necessitate the exchange between the parties or their counsel of documents or other information that is subject to the attorney-client privilege, the work product doctrine or other legally recognized privileges, protections or immunities from discovery. Each party agrees to take in addition to, and not in limitation of, its obligations under Section 6.03(b) all reasonable best and necessary efforts to protect and maintain, and to cause its Affiliates to protect and maintain, any applicable claim to privilege, immunity, protection or confidentiality in order to protect such documents and other information from improper disclosure or use. In addition to, and not in limitation of, its obligations under Section 6.03(b) and without limiting the generality of the foregoing, and to the maximum extent permitted by law, none of the parties or their respective Affiliates may waive or undermine, or fail to defend in a commercially reasonable manner, any privilege or protection or take or fail to take any other commercially reasonable action (a) that could result in the disclosure of any common-interest or joint-defense materials to any Person that is neither a party to this Agreement nor an Affiliate of any such party or (b) that would have the effect of waiving or undermining such privilege or protection, in either case, without the prior written consent of the affected party and any affected Affiliate of such affected party.

         SECTION 6.08. INAPPLICABILITY OF ARTICLE 6 TO TAX MATTERS. Notwithstanding anything to the contrary in this Article 6, this Article 6 shall not apply with respect to documents, other information and/or other matters relating to Taxes, all of which shall be governed by the Tax Sharing Agreement.


                                    ARTICLE 7
                            CERTAIN OTHER AGREEMENTS

         SECTION 7.01. INTERCOMPANY ACCOUNTS. (a) Except as otherwise specifically set forth herein or in any of the Ancillary Agreements or in the Merger Agreement, (i) all intercompany loan balances in existence as of the Distribution Time between any member of the Aetna Group and any member of the Spinco Group will be settled or paid in cash or other immediately available funds prior to or as of the Distribution Time and (ii) all intercompany accounts receivable and accounts payable between any member of one Group and any member of another Group in existence at the Distribution Time shall be paid in full, in cash or other immediately available funds, by the party or parties owing such obligations as soon as practicable (but in no event more than 30 calendar days after the Distribution Time). It is understood and agreed that all or a portion of the intercompany loan balances owed by Spinco to Aetna Services will be paid in cash by Spinco.

          (b) At or prior to the Distribution Time, Aetna shall repay or cause to be repaid all Short Term Debt of any member of the Aetna Group, other than
(i) not more than $17.4 million aggregate principal amount (together with accrued and unpaid interest thereon) of Short Term Debt issued by Cruz Blanca S.A., AFP Santa Maria S.A., Aetna Credito Hipotecario S.A., and Aetna Life Insurance Company of America, Taiwan Branch, and (ii) any Short Term Debt of any Person that is not a Subsidiary of Aetna.

          (c) Except as otherwise contemplated hereby or as set forth on
Schedule 7.01 or in any of the other Distribution Documents or in the Merger Agreement, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member of the Spinco Group and any member of the Aetna Group are hereby terminated effective as of the Distribution Time, if not previously terminated and Aetna and Spinco shall cause each of their Subsidiaries to take those actions that may be necessary to cause such termination and take such further actions (including executing any documents as may be necessary to terminate and void (including retroactively) any amendment to the agreements listed on Schedule 7.01 entered into since the date of the Merger Agreement to which Parent does not consent) as may be reasonably requested by the other party to effect the foregoing. No such agreements or arrangements shall be in effect after the Distribution Time unless embodied in this Agreement, the Distribution Documents or set forth on Schedule 7.01.

         SECTION 7.02. TRADEMARKS; TRADE NAMES. (a) Prior to the Distribution Time, Aetna and Spinco will enter into the Trademark Assignment Agreements, the Chinese Mark Agreement and the Trademark Licensing Agreement.

          (b) From and after the Distribution Date, (i) Aetna will not, and will not permit any of its Affiliates to, use any of (A) the Licensed Marks and Names, except as specifically permitted by the Trademark Licensing Agreement, and (B) the Spinco Group's logos, marks or names (other than the Licensed Marks and Names), and (ii) Spinco will not, and will not permit any of its Affiliates to, use the Aetna China Name Rights except as specifically permitted by the Chinese Mark Agreement.

          (c) From and after the Distribution Date, Spinco will not, and will not permit any of its Affiliates to, infringe upon the Aeltus Name Rights.

          (d) As promptly as practicable following the Distribution Time, Aetna will file with the applicable Governmental Entity amendments to its articles or certificate of incorporation and, except as otherwise provided under the Chinese Mark Agreement, otherwise take all action necessary to delete from its name the word "Aetna" or any marks and names derived therefrom, and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such amendments or other actions to become effective. Aetna will cause all other members of the Aetna Group to take the foregoing actions with respect to the names of the Aetna Subsidiaries as promptly as practicable prior to the end of the Permitted Trademark Period.

          (e) From and after the Distribution Date, each party agrees to cooperate with the other party in connection with any regulatory matters relating to the Trademark Licensing Agreement, the Chinese Mark Agreement and the Trademark Assignment Agreements, subject to the terms of each such agreement.

          (f) Aetna acknowledges that from and after the Distribution Date, notwithstanding the use of the marks and names (the "LICENSED MARKS AND NAMES") licensed by Spinco as licensor pursuant to the Trademark Licensing Agreement, the Aetna Name Rights will remain an asset of the Spinco Group and shall include any goodwill associated with the use of the "Aetna" name, and any derivative thereof, in combination with one or more of the Acquiror's existing names or marks as permitted by the Trademark Licensing Agreement.

         SECTION 7.03. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; PROVIDED that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business. The parties agree to enter into and execute such additional Distribution Documents as may be reasonably necessary, proper or advisable to effect the transactions contemplated by this Agreement or the Ancillary Agreements, PROVIDED, however that such additional Distribution Documents shall not diminish any of the rights granted or increase any of the Liabilities assumed under this Agreement or the Ancillary Agreements.

         SECTION 7.04. NONCOMPETITION AND NON-SOLICITATION. (a)(i) For a period of three (3) years following the Merger Effective Time, neither Spinco nor any of its Affiliates (after giving effect to the Distribution) will engage in the following businesses conducted by the Aetna Group immediately prior to the Merger Effective Time: (A) in the United States, underwriting and/or issuance of defined contribution group annuities for pension plans maintained by employer or similar groups pursuant to Section 401(k), 403(b) or 457 of the U.S. Internal Revenue Code of 1986, as amended (or any successor law), underwriting and/or issuance of individual annuities, providing investment advisory or broker-dealer services, or the management of mutual funds, and (B) in those jurisdictions outside of the United States listed in Schedule 7.04(a)(I), those businesses specified with respect to each such jurisdiction ((A) and (B) collectively, the "Prohibited Businesses"), and (i) for an additional period of 12 months, to the extent that Spinco or any of its Affiliates (after giving effect to the Distribution) engages directly or indirectly in any Prohibited Business, it will do so using a brand other than "Aetna" (except and only to such extent as may be required by Law); PROVIDED that the foregoing shall not prohibit Spinco or any of its Affiliates from (x) conducting any of the activities set forth in
Schedule 7.04(a)(II), (y) engaging in any Prohibited Business in any jurisdiction specified in Schedule 7.04(a) if the Aetna Group ceases to engage in such business in such jurisdiction, or (z) owning, acquiring or investing in any Person, PROVIDED that if such Person derives in excess of 10% of its consolidated gross revenue in the most recently completed four fiscal quarters from business activities which would be restricted hereunder, Spinco will, or will cause such Affiliate to, divest a portion of such business representing such excess within 12 months of the acquisition date (unless, in the case of the restriction specified in (i) above, such 12-month period would terminate subsequent to the termination of the 3-year restriction period). It is understood that the restrictions set forth in the immediately preceding sentence will not apply to any Person that acquires (by acquisition, merger or otherwise) an interest in Spinco or any of its Affiliates so long as such Person was not an Affiliate of Spinco that was subject to such restrictions prior to the aforementioned acquisition, merger or other acquisitive transaction (it being further understood that, following the aforementioned acquisition, merger or other acquisitive transaction, such restrictions will continue to apply to Spinco and its Affiliates that were subject to such restrictions prior to such acquisition, merger or other transaction).

          (b) Except as otherwise specifically permitted by any Ancillary Agreement, for a period of two years from the Merger Effective Date, neither Group nor any of its Affiliates shall, directly or indirectly, solicit or attempt to employ or employ any employee of the other Group. Notwithstanding the foregoing, the restriction set forth in the immediately preceding sentence shall not apply to (i) with respect to all employees other than officers and other senior management of any member of a Group, any Person who contacts such Group or any of its Affiliates in response to general advertisements or searches or other broad-based hiring methods or (ii) individuals who choose to leave for Good Reason the employment of, or are terminated by, a Group without the other Group having taken any action otherwise prohibited by this Section 7.04(b). "GOOD REASON" for the purposes of this Section 7.04(b) shall mean a significant or long-term reduction in compensation, a relocation of more than 50 miles from the employee's current place of employment or a material diminution of the employee's duties and responsibilities.

         (c) If any provision contained in this Section 7.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. In addition to and not in limitation of the parties' obligations under Section 8.14, each of the parties hereto acknowledges that the other party would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such party for any such breach. Each of the parties hereto agrees that the other party shall be entitled to injunctive relief requiring specific performance by such party of this Section, and consents to the entry thereof.

         SECTION 7.05. THIRD PARTY BENEFICIARIES. Acquiror and Parent shall be third party beneficiaries of this Agreement. Except as contemplated in the preceding sentence, nothing contained in this Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns and Acquiror and Parent, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of
Article 4 shall inure to the benefit of the Spinco Indemnitees and the Aetna Indemnitees.

         SECTION 7.06. INTELLECTUAL PROPERTY RIGHTS AND LICENSES. Except as otherwise specifically set forth in this Agreement or in any of the other Ancillary Agreements, neither Group shall have any right or license in or to any technology, software, Intellectual Property Right or other proprietary right owned, licensed or held for use by the other Group.

         SECTION 7.07. INSURANCE. (a) The Spinco Assets shall include any and all rights of an insured party under each of the Group Policies, subject to the terms of such Group Policies and any limitations or obligations of Spinco contemplated by this Section 7.07 or Schedule 7.07, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all Actions and Liabilities incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of any of the Spinco Group or the Aetna Group or their respective businesses and operations, and which Actions and Liabilities may arise out of an insured or insurable occurrence under one or more of such Group Policies. With respect to all of the applicable Group Policies, Spinco shall use its reasonable best efforts, at its option, either (x) to cause Aetna and its Affiliates to be named or maintained as additional insured parties thereunder to the extent of, or (y) to obtain a run-off or tail coverage policy with respect to, in each case, their respective insurable interests in respect of the Aetna Group Liabilities incurred or claimed to have been incurred prior to the Distribution Date and insured thereunder, and the Aetna Assets shall include such rights, to the extent they relate to the Aetna Group Liabilities, of an additional insured party under each such Group Policy or under such run-off or tail policy, as applicable, subject to the terms of such Policy.

          (b) Spinco shall administer all Group Policies. Where Aetna Group Liabilities are covered under the Group Policies for periods prior to the Distribution Date, or under any Group Policy covering claims made after the Distribution Date with respect to an action, error, omission or occurrence prior to the Distribution Date, then from and after the Distribution Date, upon request from Aetna, Spinco shall claim coverage for Insured Claims under such Group Policy as and to the extent that such insurance is available (subject to Section 7.07(c)) up to the full extent of the applicable limits of liability of such Group Policy.

          (c) Spinco shall use its reasonable best efforts to cause Insurance Proceeds received with respect to claims, costs and expenses under the Group Policies (i) relating to Aetna Group Liabilities, to be paid directly to Aetna (or the applicable member of the Aetna Group) and (ii) relating to the Spinco Group Liabilities to be paid directly to Spinco (or the applicable member of the Spinco Group). In the event Spinco has been unable to cause Insurance Proceeds to be paid directly to a Aetna Group member in accordance with the preceding sentence, or to cause Aetna and its Affiliates to be named or maintained as additional insureds or to obtain run-off or tail policies in accordance with the last sentence of Section 7.07(a), Spinco shall inform Aetna of the reasons therefor and Aetna shall be entitled, at its own cost and expense, to take such actions as may be necessary to achieve such payment or such additional insured status or to obtain such run-off or tail policy (so long as such actions are not materially adverse to Spinco). Payment of the allocable portions of indemnity costs out of Insurance Proceeds resulting from such Group Policies will be made by Spinco to the appropriate party upon receipt from the insurance carrier (to the extent not paid directly to a Aetna Group member pursuant to the first sentence of this Section 7.01(c)). In the event that the aggregate limits on any Group Policies are exceeded by the aggregate of outstanding Insured Claims by the parties hereto, the parties shall agree on an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. Each party agrees to use reasonable best efforts to maximize available coverage under those Group Policies applicable to such party, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Group Policy have been exceeded or would be exceeded as a result of such Insured Claim. Notwithstanding any other provision of this Agreement, Spinco shall not be required to renew, extend or expand the coverage available under any of the Group Policies PROVIDED, that prior to any termination (or failure to reinstate) such Group Policies with respect to coverage of any Aetna Group Liabilities insured thereunder, Spinco shall afford Aetna the opportunity of taking such commercially reasonable steps as may be necessary to maintain such coverage in place.

         SECTION 7.08. PROHIBITION ON CERTAIN SALES. Aetna agrees that for one year from the Merger Effective Time, unless there is a material change at Acquiror and its Subsidiaries, Aetna will not sell or permit to be sold the interests of Aetna International, Inc. in Taiwan, Hong Kong and Malaysia; PROVIDED, that the foregoing shall not limit the right of Aetna to sell minority interests in such Subsidiaries.

         SECTION 7.09. BRAZILIAN CERTIFICATE OF FOREIGN CAPITAL REGISTRATION. Prior to the Distribution Date, Aetna shall use its reasonable best efforts to provide to Parent a copy of the Certificate of Foreign Capital Registration for Sul America Aetna Seguros e Previdencia S.A., and if not prior to the Distribution Date, Spinco shall provide such certificate to Parent within one year from the Distribution Date.

                                    ARTICLE 8
                                  MISCELLANEOUS

         SECTION 8.01. NOTICES. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

         If to Aetna, to:

                  Lion Connecticut Holdings Inc.
                  c/o Aetna Life Insurance and Annuity Company
                  151 Farmington Avenue
                  Hartford, Connecticut 06156
                  Attention:   Michael W. Cunningham
                               Chief Financial Officer

         With copies to:

                  Parent
                  in c/o ING North America Insurance Corp.

                  5780 Powers Ferry Road, NW
                  Atlanta, Georgia 30327-4390
                  Attention:   Wayne Huneke,
                               General Manager &
                               Chief Financial Officer
                               Fax: 770-980-3303

                               B. Scott Burton
                               Senior Vice President &
                               Deputy General Counsel
                               Fax: 770-850-7660

                  and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention:   Joseph B. Frumkin, Esq.
                               William D. Torchiana, Esq.
                               Fax: 212-558-3588

         If to Spinco, to:

                  Aetna Inc.
                  151 Farmington Avenue
                  Hartford, Connecticut 06156-7505
                  Attention:   L. Edward Shaw, Jr.
                        General CounselWilliam J. Casazza
                      Corporate SecretaryFax: 860-273-8340

         With a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Telecopy: (212) 450-4800
                  Attention:   Lewis B. Kaden

         Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

         SECTION 8.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Aetna and Spinco, or in the case of a waiver, by the party against whom the waiver is to be effective. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver that is adverse in interest to any member of the Aetna Group shall be subject to the written consent of Parent.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 8.03. EXPENSES. (a) All costs and expenses incurred by Aetna or Spinco in connection with the preparation, execution and delivery of the Ancillary Agreements and the consummation of the Distribution and the other transactions contemplated hereby and therein (including the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Form 10, the Information Statement and the Proxy Statement) shall be paid by Spinco; PROVIDED that the Parent and its Affiliates shall pay their own expenses, if any, incurred in connection with the Distribution and Spinco shall pay all Transaction Expenses (as defined in the Merger Agreement), in each case except as specifically provided otherwise herein, in the Merger Agreement or any Ancillary Agreement.

          (b) Each reference in this Agreement to expenses, fees and out-of-pocket costs shall mean such expenses, fees and out-of-pocket costs as the party incurring such expenses, fees or out-of-pocket costs would reasonably incur in connection with its own business under circumstances where such expenses, fees and out-of-pocket costs are not subject to reimbursement.

         SECTION 8.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent and the other party hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

         SECTION 8.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

         SECTION 8.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         SECTION 8.07. ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the Confidentiality Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Confidentiality Agreement, the Merger Agreement or the other Distribution Documents has been made or relied upon by any party hereto. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Ancillary Agreement, the provisions of such other Ancillary Agreement shall prevail.

         SECTION 8.08. TAX SHARING AGREEMENT; SET-OFF; PAYMENT OF AFTER-TAX AMOUNTS; CERTAIN TRANSFER TAXES. (a) Except as otherwise specifically provided herein and not inconsistent with the Tax Sharing Agreement, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

          (b) If, at the time Spinco is required to make any payment to Aetna or any of its Affiliates under this Agreement, Aetna or any of its Affiliates owes Spinco or any of its Affiliates any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if at the time Aetna is required to make any payment to Spinco or any of its Affiliates under this Agreement, and Spinco or any of its Affiliates owes Aetna or any of its Affiliates any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

          (c) If Aetna, Spinco or any of their respective post-Distribution Affiliates makes a payment pursuant to Section 4.01 or 4.02 of this Agreement, then such Person shall also pay the recipient of such payment the related After-Tax Amount (as defined in the Tax Sharing Agreement). This Section 8.08(c) shall be interpreted in accordance with the principles set forth in the Tax Sharing Agreement and shall be subject to the dispute resolution provisions contained in Section 10.09 of the Tax Sharing Agreement.

          (d) Except as otherwise specifically provided in the Ancillary Agreements, all transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with any of the transactions described in Article 2 of this Agreement shall be borne and paid equally by Spinco and Aetna. The party that is required by applicable law to file any Return (as defined in the Tax Sharing Agreement) or make any payment with respect to any of those taxes shall do so, and the other party shall cooperate with respect to that filing or payment as necessary. The non-paying party shall reimburse the paying party in accordance with this Section 8.08, as appropriate, within 5 Business Days after it receives notice of the payment of those taxes. This Section 8.08(d) shall be interpreted in accordance with the principles set forth in the Tax Sharing Agreement and shall be subject to the dispute resolution provisions contained in Section 10.09 of the Tax Sharing Agreement.

         SECTION 8.09. JURISDICTION. Except as otherwise expressly provided in this Agreement, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

         SECTION 8.10. PRE-LITIGATION DISPUTE RESOLUTION. Prior to the bringing of any Action against the other, senior officers of Aetna and Spinco shall confer, consult and in good faith attempt for a period of 30 calendar days to resolve any dispute between such parties relating to this Agreement or any of the other Distribution Documents (other than the Tax Sharing Agreement) without resort to legal remedies.

         SECTION 8.11. SEVERABILITY. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         SECTION 8.12. SURVIVAL. All covenants and agreements of the parties contained in this Agreement and the Confidentiality Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth therein.

         SECTION 8.13. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 8.14. SPECIFIC PERFORMANCE. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

         IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                 AETNA INC.


                                 By: /s/ Alfred P. Quirk, Jr.
                                    --------------------------------
                                     Name: Alfred P. Quirk, Jr.
                                     Title: Vice President, Finance & Treasurer



                                 AETNA U.S. HEALTHCARE INC.


                                 By: /s/ Alfred P. Quirk, Jr.
                                    --------------------------------
                                     Name: Alfred P. Quirk, Jr.
                                     Title: Vice President, Finance & Treasurer